UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADVANCED DRAINAGE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED DRAINAGE SYSTEMS, INC.

PROXY STATEMENT SUPPLEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

The following information (this “Supplement”), dated June 30, 2017, supplements the definitive proxy statement (the “Proxy Statement”) of Advanced Drainage Systems, Inc. (the “Company”) filed with the Securities and Exchange Commission on June 6, 2017, relating to the Company’s Annual Meeting of Stockholders to be held on July 17, 2017 (the “Annual Meeting”). Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed solely to clarify certain information presented in the section of the Proxy Statement identified below regarding annual award limits included in the 2017 Omnibus Incentive Plan.

In the section of the Proxy Statement entitled “Proposal Four: Approval of the 2017 Omnibus Incentive Plan” we included a summary of the material terms of the 2017 Incentive Plan. These statements were general summaries of certain features of the 2017 Incentive Plan and were not intended to be a complete description of relevant sections of the 2017 Incentive Plan. The complete text of the 2017 Incentive Plan itself was attached as Exhibit A to the Proxy Statement. To provide further clarification regarding the annual award limits included in the 2017 Omnibus Incentive Plan, the information on page 51 of the Proxy Statement in the subsection section entitled “Limitations on Individual Awards” is updated as set forth below, with clarifications shown in bold underline and deleted text being shown as stricken:

Limitations on Individual Awards	~~In a given 12-month period,~~ No individual may (a) be granted stock options (nonqualified & incentive stock options) and SARs during any 12-month period with respect to more than 1,000,000 shares; (b) be granted other share-based awards during any calendar year with respect to more than 500,000 shares that may be earned for each 12 months in the vesting period or performance period; or (c) receive awards ~~paid~~ denominated in cash during any calendar year having an aggregate dollar value in excess of $5 million that may be earned for each 12 months in the performance period. The foregoing limits, contained in Section 11.5 of the 2017 Incentive Plan, apply only to awards intended to comply with the performance-based compensation exception under Internal Revenue Code Section 162(m) that provides the Company with tax deductions for eligible performance-based compensation paid to certain employees in excess of $1 million. The 2017 Incentive Plan authorizes the Committee to grant awards that are not subject to such limits if the Committee does not intend such awards to qualify for the Internal Revenue Code Section 162(m) performance-based compensation exception. In addition, during no fiscal year shall the aggregate amount of all compensation granted to a non-employee director exceed $500,000.

Except as specifically noted above, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already voted and do not wish to change your vote, you do not need to do anything. If you wish to change your vote, you may revoke your proxy by (1) submitting your vote via the Internet or telephone prior to the Annual Meeting; (2) submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or (3) providing notice in writing before the meeting to: Secretary, Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, Ohio 43026 USA.